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                                                                EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use of the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated May 28, 1996, relating to the consolidated financial statements of The Tracker Corporation of America, which appear in such Prospectus. We also consent to the references to us under the headings "Experts," "Summary Consolidated Financial Data" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Summary Consolidated Financial Data" or "Selected Consolidated Financial Data".




PRICE WATERHOUSE LLP

Phoenix, Arizona
October 3, 1996